Exhibit 1.(5)(a)

                   Great-West Life & Annuity Insurance Company
                                 A Stock Company
                   8515 East Orchard Road Englewood, CO 80111


          Insured:            John Doe

          Policy Number:      1234567



          INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE



Great-West Life & Annuity Insurance Company, herein referred to as the Company, will pay the Death Benefit Proceeds to the Beneficiary subject to the policy provisions, when the Company receives due proof of the Insured's death. (Payment of such proceeds will completely discharge the Company's liability with respect to the amount payable.)

The Owner and Beneficiary are as shown in the application unless changed as provided for in this policy.

The provisions on the following pages are a part of this policy.

Signed for the Company on the Issue Date.


/s/D.C. Lennox                                         /s/W.T. McCullum
-------------------------                              -------------------------
D.C. Lennox,                                           W.T. McCallum,
Secretary                                              President and Chief
                                                           Executive Officer


This policy is a legal contract between the Owner and the Company. PLEASE READ THIS POLICY CAREFULLY.


FREE LOOK PERIOD
10 DAY RIGHT TO EXAMINE POLICY: IF NOT SATISFIED WITH THE POLICY, RETURN IT TO THE COMPANY OR AN AUTHORIZED REPRESENTATIVE WITHIN 10 DAYS OF RECEIVING IT. THE POLICY WILL THEN BE DEEMED VOID FROM THE START, AND THE COMPANY WILL REFUND THE GREATER OF: 1) PREMIUMS RECEIVED LESS SURRENDERS AND/OR WITHDRAWALS; OR 2) THE POLICY VALUE ACCOUNT LESS SURRENDERS. DURING THE 10 DAY RIGHT TO EXAMINE PERIOD, THE CASH VALUE WILL BE ALLOCATED TO THE MONEY MARKET INVESTMENT DIVISION. AT THE END OF THE 10 DAY PERIOD, THE CASH VALUE WILL BE ALLOCATED IN THE INVESTMENT DIVISIONS AS SPECIFIED IN THE APPLICATION.


FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to policy provisions. See Death Benefit Provisions. Flexible Premiums payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be too low, this coverage may cease prior to age
100. ALL PAYMENTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. Non-Participating.


J355                                                                        (98)

                              POLICY SPECIFICATIONS

           This Policy Specifications Page, together with the Premium
              Allocation Information, reflects the information with
                which your policy has been established as of the
                                  Policy Date.
--------------------------------------------------------------------------------
                            OWNER/POLICY INFORMATION
--------------------------------------------------------------------------------
     Owner:    XYZ Corporation

               Insured:                    JOHN DOE

               Policy Number:              1234567

               Policy Date:                January 1, 1998

               Total Face Amount:          $250,000

               Issue Date:                 January 1, 1998

               Issue Age/Sex:              35/ Male

               Plan:                       Individual Flexible Premium Variable
                                             Universal Life Insurance:
                                           Non-Participating

               Employer Number:            54321

--------------------------------------------------------------------------------
                         PREMIUM AND EXPENSE INFORMATION
--------------------------------------------------------------------------------

     Premium Class:                        Standard

     Initial Periodic Premium Amount:      $1,593.36 Per Year
     If no Premiums are paid after the first Premium or if subsequent Premiums prove to be too low, this coverage may cease prior to age 100. The Owner may have to pay more than the Premiums shown above to keep this policy and coverage in force.

     Summary of Charges:
     Service Charge:                       $15.00 per month maximum

     Expense Charge:                       10.00% of premium maximum

     Mortality & Expense Charge:           .90% maximum

     Risk Charges:                         Shown on Page 1a

--------------------------------------------------------------------------------
                        SCHEDULE OF BENEFITS AND PREMIUMS
--------------------------------------------------------------------------------

     BENEFITS             FACE AMOUNT     MONTHLY COSTS     PREMIUM PERIOD

     Total Face                                            To Insured's Age 100
     Amount                $250,000        See Page 1a

     Base Face             $200,000        See Page 1a

     Rider Face Amount      $50,000        See Page 1a

    The Owner has elected Death Benefit Option 1, Level Death: the Total Face Amount, less any partial withdrawals, less any outstanding loans, and loan interest accrued, will be payable upon the insured's death. Each partial withdrawal will cause a decrease in the death benefit. In some cases, growth of the Policy Value Account may require the Company to adjust the Death Benefit in order to comply with Internal Revenue Code Regulations. The Owner has elected Cash Value Accumulation Test, for this calculation. The Table is shown on Policy Page 1b.


J355LD                                                                    Page 1

                                     Table A

                                     FACTORS


       ATTAINED                                                 ATTAINED
  AGE         MALE          FEMALE              AGE        MALE           FEMALE
   20        6.52076       7.78152               60        1.91115       2.20053
   21        6.33350       7.53356               61        1.86315       2.13871
   22        6.14981       7.29258               62        1.81717       2.07893
   23        5.96381       7.05840               63        1.77320       2.02134
   24        5.79038       6.83085               64        1.73126       1.96617
   25        5.61443       6.61014               65        1.69130       1.91343
   26        5.44092       6.39568               66        1.65326       1.86300
   27        5.27031       6.18766               67        1.61699       1.81470
   28        5.10316       5.98586               68        1.58236       1.76827
   29        4.93975       5.79038               69        1.54923       1.72343
   30        4.78046       5.60097               70        1.51753       1.68009
   31        4.62543       5.41767               71        1.48726       1.63827
   32        4.47504       5.24022               72        1.45844       1.59809
   33        4.32914       5.06840               73        1.43116       1.55974
   34        4.18798       4.90198               74        1.40548       1.52338
   35        4.05148       4.74131               75        1.38142       1.48910
   36        3.91965       4.58592               76        1.35889       1.45684
   37        3.79247       4.43621               77        1.33775       1.42648
   38        3.66997       4.29213               78        1.31783       1.39782
   39        3.55206       4.15360               79        1.29892       1.37069
   40        3.43868       4.02063               80        1.28090       1.34496
   41        3.32968       3.89305               81        1.26375       1.32058
   42        3.22506       3.77070               82        1.24746       1.29761
   43        3.12447       3.65328               83        1.23212       1.27608
   44        3.02787       3.54035               84        1.21783       1.25607
   45        2.93502       3.43166               85        1.20460       1.23755
   46        2.84584       3.32701               86        1.19234       1.22040
   47        2.76008       3.22611               87        1.18093       1.20448
   48        2.67761       3.12877               88        1.17021       1.18963
   49        2.59824       3.03494               89        1.16000       1.17566
   50        2.52192       2.94449               90        1.15008       1.16236
   51        2.44849       2.85732               91        1.14024       1.14954
   52        2.37800       2.77329               92        1.13021       1.13694
   53        2.31039       2.69235               93        1.11971       1.12430
   54        2.24563       2.61451               94        1.10841       1.11132
   55        2.18370       2.53953               95        1.09607       1.10301
   56        2.12443       2.46726               96        1.08265       1.08350
   57        2.06772       2.39746               97        1.06839       1.06873
   58        2.01335       2.32987               98        1.05387       1.05396
   59        1.96120       2.26425               99        1.04000       1.04000

J355LD                                                                   Page 1b

           GUARANTEED MAXIMUM MONTHLY RISK CHARGES FOR POLICY 1234567
                   (Based on the Attained Age of the Insured)


                         Monthly                                        Monthly
          Policy        Risk Rate                        Policy       Risk Rate
Age        Year        Per $1,000              Age        Year        Per $1,000

35          1             0.17                 70          36            3.29
36          2             0.18                 71          37            3.60
37          3             0.20                 72          38            3.97
38          4             0.21                 73          39            4.38
39          5             0.23                 74          40            4.84
40          6             0.25                 75          41            5.34
41          7             0.27                 76          42            5.87
42          8             0.29                 77          43            6.42
43          9             0.32                 78          44            6.99
44          10            0.34                 79          45            7.58
45          11            0.37                 80          46            8.23
46          12            0.41                 81          47            8.95
47          13            0.44                 82          48            9.77
48          14            0.47                 83          49           10.68
49          15            0.51                 84          50           11.68
50          16            0.55                 85          51           12.74
51          17            0.60                 86          52           13.84
52          18            0.66                 87          53           14.96
53          19            0.72                 88          54           16.10
54          20            0.79                 89          55           17.27
55          21            0.87                 90          56           18.48
56          22            0.95                 91          57           19.74
57          23            1.04                 92          58           21.12
58          24            1.13                 93          59           22.67
59          25            1.23                 94          60           24.65
60          26            1.34                 95          61           27.49
61          27            1.46                 96          62           32.04
62          28            1.59                 97          63           40.01
63          29            1.75                 98          64           54.83
64          30            1.92                 99          65           83.33
65          31            2.11
66          32            2.32
67          33            2.53
68          34            2.76
69          35            3.01


      Guaranteed net single premium at Attained Age 100: $1,000 per $1,000


J355                                                                      Page 2

                                Table of Contents


DEFINITIONS....................................................................5
Definitions continued..........................................................6

OWNERSHIP PROVISIONS
    Rights of Owner............................................................6
    Assignments/Transfers......................................................6
    Beneficiary................................................................7
    Ownership of Series Account................................................7

GENERAL PROVISIONS
    Entire Contract............................................................7
    Policy Modification........................................................7
    Incontestability Provision.................................................7
    Suicide Exclusion..........................................................8
    Voting Rights..............................................................8
    Currency...................................................................8
    Non-Participating..........................................................8
    Misstatement of Age and/or Sex.............................................8
    Policy Years and Anniversaries.............................................8
    Payment of Premiums........................................................8
    Allocation of Premiums.....................................................8
    Grace Period Provision.....................................................9
    Periodic Premium Amount....................................................9
    Additional Premium Payments Provision......................................9
    Reinstatement..............................................................9
    Annual Statement...........................................................9
    Illustration of Benefits and Values.......................................10
    Exchange of Policy........................................................10
    Change of Total Face Amount...............................................10

DEATH BENEFIT PROVISIONS
    Death Benefit Provision...................................................10
    Change of Death Benefit Option............................................11
    Death Benefit Payment.....................................................11

POLICY VALUES, LOAN AND NONFORFEITURE PROVISIONS
    Cost of Insurance.........................................................11
    Risk Rate.................................................................12
    Expense Charge............................................................12
    Service Charge............................................................12
    Policy Value Account......................................................12
    Sub-Account Value.........................................................12
    Net Investment Factor.....................................................12
    Continuation of Insurance.................................................13
    Policy Loan...............................................................13
    Effect of a Loan..........................................................13


J355                                                                      Page 3

    Loan Interest.............................................................13
    Loan Value................................................................13
    Loan Interest Rate........................................................14
    Surrender Benefit.........................................................14
    Paid-Up Life Insurance Provision..........................................14
    Tax Considerations........................................................14
    Partial Withdrawal Provision..............................................15
    Postponement..............................................................15
    Emergency Procedure.......................................................15
    How Values Are Computed...................................................15

TRANSFER PROVISIONS
    Transfers.................................................................15
    Dollar Cost Averaging.....................................................16
    The Rebalancer Option.....................................................16


J355                                                                      Page 4

Definitions

Attained Age - the age of the Insured, nearest birthday, as of the Policy Date and each policy anniversary thereafter.

Beneficiary - the person(s) named by the Owner to receive the Death Benefit Proceeds upon the death of the Insured.

Cash Surrender Value - is equal to:

(a)   Policy Value Account on the effective date of the surrender; less

(b)   outstanding policy loans and accrued loan interest, if any; less

(c)   any monthly cost of insurance charges.

Corporate Headquarters - Great-West Life & Annuity Insurance Company ("the Company"), 8515 East Orchard Road, Englewood, Colorado 80111.

Death Benefit Proceeds - the amount payable upon the Insured's death. A full description of the Death Benefit is described in the Death Benefit Provision.

Effective Date - the date on which the first Premium payment is credited to the policy.

Evidence of Insurability - information about an Insured which is used to approve or reinstate this policy or any additional benefit.

Insured - the person named on Page 1 as the Insured.

Investment Divisions - the divisions of the Series Account that purchase shares in specific securities. The Company may, at times: o make additional Series Accounts or additional Series Account Investment Divisions available; o eliminate Investment Divisions; o combine two or more Investment Divisions; or o substitute a new portfolio for the portfolio in which an Investment Division invests.

Subject to any required regulatory approvals, the Company has the right to transfer assets of a Series Account or of an Investment Division to another Series Account or Investment Division. When permitted by law, the Company may modify the policy to comply with applicable federal and state laws and combine the Series Account with other Series Accounts.

Issue Date - the date from which the incontestability and suicide exclusions are measured and is shown on Page 1.

Loan Account - all outstanding loans plus credited loan interest held in the general account of the Company. The Loan Account is not part of the Series Account.


J355                                                                      Page 5

Loan Account Value - the sum of all outstanding loans plus credited loan interest for this policy.

Policy Date - the effective date of coverage under this policy. The Policy Months, policy years and anniversaries are measured from the Policy Date shown on Page 1.

Policy Value Account - the Sub-Account Value  plus the Loan Account Value.

Premiums - amounts received and allocated to the Sub-Account(s) prior to any deductions.

Request - any instruction in a form, written, telephoned or computerized, satisfactory to the Company and received at the Corporate Headquarters from the Owner or the Owner's assignee (as specified in a form acceptable to the Company) or the Beneficiary, (as applicable) as required by any provision of this policy or as required by the Company. The Request is subject to any action taken or payment made by the Company before it was processed.

Series Account - the segregated investment account established by the Company as a separate account under Colorado law named the COLI VUL-2 Series Account. It is registered as a unit investment trust under the Investment Company Act of 1940, as amended.

The Company owns the assets in the Series Account. The investments held in the Series Account provide variable life insurance benefits under this policy and the Series Account is used for other purposes permitted by applicable laws and regulations. This account is kept separate from the general account and other series accounts the Company may have.

Sub-Account - sub-division(s) of the Owner's Policy Value Account containing the value credited to the Owner from the Series Account.

Sub-Account Value - the sum of the values of the Sub-Accounts credited to the Owner under the Policy Value Account. The Sub-Account Value is credited with a return based upon the investment experience of the Investment Division(s) selected by the Owner and will increase or decrease accordingly.

Transaction Date - the date on which any Premium payment or Request from the Owner will be processed by the Company. Premium payments and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed and the Sub-Account Value will be valued on each date that the New York Stock Exchange ("NYSE") is open for trading.

Transfer  -  the  moving  of  money  from  one   Sub-Account   to  one  or  more
Sub-Account(s).


J355                                                                      Page 6

Underlying Fund - a portfolio of securities managed in accordance with a specified investment objective, or a registered management investment company in which the assets of the Series Account may be invested.

Valuation Date - the date on which the net asset value of each Underlying Fund is determined. A Valuation Date is each day that the New York Stock Exchange is open for regular business. The value of an Investment Division's assets is determined at the end of each Valuation Date. To determine the value of an asset on a day that is not a Valuation Date, the value of that asset as of the end of the previous Valuation Date will be used.

Valuation Period - the period between two successive Valuation Dates, starting at the close of the NYSE on one Valuation Date and ending at the close of the NYSE on the next succeeding Valuation Date.

Ownership Provisions

RIGHTS OF OWNER
While the Insured is living, all benefits and rights under this policy belong to the Owner. However, the Owner's rights are subject to the rights of any assignee or irrevocably named Beneficiary.

ASSIGNMENTS/TRANSFERS
The Owner may assign this policy while the Insured is living. The Company will not recognize an assignment until the original or a certified copy is recorded at the Corporate Headquarters. When filed, the Owner's rights and those of the Beneficiary are subject to the assignment. The Company is not responsible for the validity of any assignment.

When recorded by the Company, a transfer of ownership will revoke any designation of a Secondary Owner. It will not change a Beneficiary. All benefits and rights under this policy will belong to the new Owner, subject to the terms and conditions of the policy and the interest of any recorded assignee.

BENEFICIARY
While the Insured is living, the Owner may change the Beneficiary by Request unless a previous designation was made irrevocable. Any change is subject to any existing assignment of this policy. A recorded change of Beneficiary will take effect as of the date the notice was signed. However, the change will not affect any payment made by the Company before it received a Request for a change of Beneficiary.


J355                                                                      Page 7

The Company may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

OWNERSHIP OF SERIES ACCOUNT
The Company has absolute ownership of the assets of the Series Account. The portion of the assets of the Series Account equal to the reserves and other Contract liabilities with respect to the Series Account are not chargeable with liabilities arising out of any other business the Company may conduct.

Income and realized and unrealized gains or losses from the assets in the Series Account are credited to or charged against the account without regard to other income, gains or losses arising out of any other business the Company may conduct.

Assets of the Series Account held in or represented by any other separate account of the Company used in connection with this policy, in an amount equal to such other account's reserves and other contract liabilities shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

General Provisions

ENTIRE CONTRACT
This policy, any endorsements, any riders, and the application form the entire contract. A copy of the application is attached. After issue, amendments or changes in writing and agreed to by the Company are part of the contract.

All statements in the application, in the absence of fraud, are considered representations and not warranties. Only statements in the application will be used to defend a claim or to cancel the policy for misrepresentation.

Only the President, a Vice-President, or the Secretary of the Company have the authority to change or waive any provisions of the policy. No agent or broker has the authority to change any term of this policy or to make any agreements binding to the Company.


J355                                                                      Page 8

POLICY MODIFICATION
The Company may terminate an Investment Division or Underlying Fund. In that event, the Owner, by Request, may change the allocation of the Premium. If no Request is made by the date of termination, future Premium allocations to the terminated Investment Division or Underlying Fund will be allocated to the Money Market Investment Division. Any modification will not affect the terms, provisions or conditions which are, or may be, applicable to Premium payments previously made to any such Investment Division.

incontestability provision
This policy will not be contested on the basis of misrepresentation after it has been in force during the Insured's lifetime for 2 years from the Issue Date. However, this 2 year limit does not apply to any rider attached to this policy which provides:

     (a)    benefits  in the event of disability; or

     (b)    additional insurance in the event of accidental death.

If the Total Face Amount is increased, the amount of the increase will in like manner be incontestable after it has been in force during the Insured's lifetime for 2 years from the effective date of the increase.

SUICIDE EXCLUSION
If the Insured commits suicide, while sane or insane, within 2 years from the Issue Date (1 year if issued in Colorado or North Dakota), the proceeds payable under this policy will be limited to an amount equal to all Premiums paid on this policy less outstanding policy loans, accrued loan interest, partial withdrawals and the cost for riders. Payment will be made to the Beneficiary.

If the face amount is increased, and if the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase (1 year if issued in Colorado or North Dakota), the Company will pay only that portion of the Policy Value Account and the cost of insurance paid for the amount of increase. The face amount of the policy will be reduced to the face amount that was in effect prior to the increase.

VOTING RIGHTS
The Company will exercise any voting rights associated with the Series Account investments in its sole discretion in accordance with applicable law.


J355                                                                      Page 9

CURRENCY
All amounts to be paid to or by the Company will be in the currency of the United States of America.

NON-PARTICIPATING
This policy is non-participating. It is not eligible to share in the Company's divisible surplus.

MISSTATEMENT OF AGE AND/OR SEX
If the Insured's age and/or sex on the Policy Date has been misstated, the benefits payable under this policy will be the amount of insurance that the cost of insurance (deducted from the Policy Value Account at the beginning of the month in which death occurred) would have purchased for the correct age and/or sex on the Policy Date.

If the age and/or sex of the Insured or any other person covered under a rider has been misstated on the Policy Date, the benefits payable under the rider will be the benefit that the amount charged would have purchased for the correct age and/or sex on the Policy Date.

If the age is misstated in such a way that the Insured was not eligible for coverage under the policy, the Company's liability will be limited to a return of the Premiums paid, less any partial withdrawals and outstanding loans and accrued loan interest and the cost for riders.

POLICY YEARS AND ANNIVERSARIES
Policy years and anniversaries will be measured from the Policy Date shown on Page 1.

PAYMENT OF PREMIUMS
The first Premium is due on or before the Policy Date shown on Page 1. The Company will mail the Owner a billing notice 30 days in advance of the Premium due date.

All Premiums after the first are to be made payable to the Company at the Corporate Headquarters and will be due on the first day of any Policy Month in which the cost of insurance exceeds the Policy Value Account less any outstanding loans and less any accrued loan interest. Subject to limitations as provided in this policy, Premiums paid after the first may be paid in any amount and at any time before the Paid-Up Life Insurance Provision goes into effect. Receipts will be furnished upon Request.

ALLOCATION OF PREMIUMS
During the Free Look Period, amounts to be allocated to one or more of the Investment Divisions will first be allocated to the Money Market Investment Division and will remain there until the next Transaction Date following the end of the Free Look Period plus 5 calendar days. On that date, the Sub-Account Value held in the Money Market Investment Division will be allocated to the Investment Division(s) selected by the Owner.


J355                                                                     Page 10

If the policy is returned during the Free Look Period, it will be void from the start, and the Company will refund the amount described on the front cover of this policy.

After the Free Look Period, subsequent Premium payments will be allocated in the Policy Value Account as Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

GRACE PERIOD PROVISION
The first day of each Policy Month is the due date for any Premium required to keep the policy in force for that month. Except for the first Premium, if the amount in the Policy Value Account, less any outstanding policy loans and less any accrued loan interest, on the last day of a Policy Month is not sufficient to cover the monthly deduction for the cost of insurance for the next Policy Month, a grace period of 61 days from the due date will be allowed for the payment of an amount sufficient to cover the monthly cost of insurance for the next 2 months.

Coverage will remain in force during the grace period. If the Premium due is not paid within the grace period, all coverage under this policy will cease at the end of the 61 day period.

Notice of such Premium due will be mailed to the last known address of the Owner and any assignee of record at least 31 days prior to the date coverage will cease.

If the Insured dies during the grace period, any cost of insurance charges due and unpaid will be deducted from the Death Benefit Proceeds.

PERIODIC PREMIUM AMOUNT
The Company may suggest a periodic premium amount. The actual amount of Premiums needed may change, depending on the number of Premium payments made, changes in coverage, investment experience, monthly risk rate, and partial withdrawals made.

ADDITIONAL PREMIUM PAYMENTS PROVISION
Besides the periodic premium amount, the Owner may make additional Premium payments as described below prior to the date the Paid-Up Life Insurance Provision goes into effect.


J355                                                                     Page 11

Additional Premium payments may be limited to amounts that will not exceed tax guidelines and jeopardize the tax status of the policy as life insurance. The minimum additional Premium that will be accepted at one time is $100. The Company reserves the right to restrict or refuse additional Premium payments that exceed the Initial Periodic Premium Amount shown on Page 1.

REINSTATEMENT
This policy may be reinstated within 3 years after the coverage ceased, unless it has been surrendered.

The Company must receive:
o        A Request from the Owner.

o Evidence of Insurability for the Insured and any other person covered by rider, at the Owner's expense.

o        Payment of the cost of insurance for the grace period.

o Payment of an amount equal to 4 months' cost of insurance. Such payment less the expense charges will be credited to the Policy Value Account as of the date of reinstatement.

o Payment or reinstatement of any policy loan which was outstanding as of the date the coverage ceased, including interest thereon. Interest will be 6.00% per year. Interest will be compounded annually to the date of the policy reinstatement.

Reinstatement   will  become   effective  on  the  date  the   application   for
reinstatement is approved by the Company.

ANNUAL STATEMENT
Within 30 days after each policy anniversary, the Company will send the Owner a statement showing:
o        The Policy Value Account;

o        The Death Benefit

o        Premiums paid and investment  experience since the last statement;

o        Partial withdrawals and charges  since the last  statement;

o Outstanding policy loans and loan interest paid since the last statement;

o        The current allocation in each of the Investment Divisions; and

o Any further information required by the state in which the policy was issued.


J355                                                                     Page 12

ILLUSTRATION OF BENEFITS AND VALUES
The Owner may at any time Request from the Company an illustration of future Death Benefits and Cash Surrender Values. The first illustration provided during a policy year will be at no charge. Each additional illustration during that policy year will be subject to a maximum fee of $50. This illustration will be based on: o The current Policy Value Account; o Assumed investment experience; o Coverage amounts and the Death Benefit option elected; o Recommended periodic premium amounts; and o Current monthly risk rates.

EXCHANGE OF POLICY
Subject to the Company's approval, the Owner may exchange this policy for a new fixed policy with the Company. The new policy will have the same Policy Date, Issue Age, and Insured as this policy on the date of exchange.

The Total Face Amount of the new policy may not exceed the Total Face Amount of this policy on the date of exchange. The premium rate will be the rate used for the new policy of insurance on the Policy Date for the mortality class in which this policy has been placed. The Company will determine any other requirements or costs. Any excess Cash Surrender Value will be payable to the Owner; this distribution may be a taxable event to the Owner.

Although evidence of insurability will not be required, the following terms apply:
o the exchange must be made within 24 months after the Issue Date of this policy; and

o        any Loan Account Value must be repaid.

CHANGE OF TOTAL FACE AMOUNT
By Request, the Owner may at any time increase or decrease the Total Face Amount provided by this policy, subject to the Company's approval. Any change in Total Face Amount may be limited to amounts that will not exceed tax guidelines and jeopardize the tax status of the policy as life insurance.

For a decrease in Total Face Amount:
o        The Company must receive a Request.

o The decrease will become effective on the first day of the Policy Month following receipt of the Request.

o The decrease will apply first to the most recent increase or increases in Total Face Amount for purposes of the Incontestability Provision.

The minimum decrease amount will be $25,000. The Total Face Amount may not be decreased below $100,000 unless prior approval is obtained from the Company.


J355                                                                     Page 13

For an increase in Total Face Amount:
o        The Company must receive a Request.

o The increase will be subject to Evidence of Insurability satisfactory to the Company.

o The increase will be effective on the policy anniversary following the approval of the Request for the increase, subject to the deduction of the first month's cost of insurance from the Policy Value Account.

The minimum increase amount will be $25,000.

Death Benefit Provisions

DEATH BENEFIT PROVISION
The Death  Benefit  option for this policy as of the Issue Date is shown on Page
1. The Death Benefit is determined by the option in effect at the Insured's date of death.

Option 1: Level Death
The Death Benefit will be the greater of:
    a)   the Total Face Amount  shown on Page 1, less any  partial  withdrawals;
         and
    b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on Page 1b.

The Death Benefit will be reduced by the amount of any outstanding loans and loan interest accrued.

Option 2: Coverage Plus
The Death Benefit will be the greater of:
   a) the Total Face Amount shown on Page 1, plus the Policy Value Account on the Insured's date of death; and
   b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on Page 1b.

The Death Benefit will be reduced by the amount of any outstanding loans and loan interest accrued.

Option 3: Premium Accumulation
The Death Benefit will be the greater of:
   a) the Total Face Amount shown on Page 1, plus the accumulated value of all Premiums paid at interest shown on Page 1, less any partial withdrawals; and
   b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on Page 1b.


J355                                                                     Page 14

The Death Benefit will be reduced by the amount of any outstanding loans and loan interest accrued.

CHANGE OF DEATH BENEFIT OPTION
After the first policy year, but not more than once each policy year, the Owner may change the Death Benefit option by Request. Any change will be effective on the first day of the Policy Month following the date the Company approves the Request. A maximum fee of $100 will be deducted from the Policy Value Account for each change.

A change in the Death Benefit option is subject to the following conditions:

o If the change is from Option 1 to Option 2, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the Policy Value Account. Evidence of Insurability may be required.
o If the change is from Option 1 to Option 3, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the accumulated value of all Premiums at the interest rate shown on Page 1. Evidence of insurability may be required.
o If the change is from Option 2 to Option 1, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the Policy Value Account.
o If the change is from Option 2 to Option 3, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the policy value account less the accumulated value of all Premiums at the interest rate shown on Page 1.
o If the change is from Option 3 to Option 1, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the accumulated value of all Premiums at the interest rate shown on Page 1.
o If the change is from Option 3 to Option 2, the amount payable upon the death of the Insured will remain the same and the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the policy value account plus the accumulated value of all Premiums at the interest rate shown on Page 1.


J355                                                                     Page 15

DEATH BENEFIT PAYMENT
The Death Benefit payable on the Insured's death will be paid in a lump sum unless the Owner elects to receive all or a portion of the Death Benefit Proceeds under a settlement option that the Company is then offering.

The Company will pay interest on the Death Benefit Proceeds from the date of death to the date of settlement at a rate not less than that required by law.

Policy Values, Loan and Nonforfeiture Provisions

COST OF INSURANCE
An amount will be deducted on the first day of each Policy Month from the Policy Value Account to pay the cost of insurance for that Policy Month. The cost of insurance is calculated on the first day of each Policy Month and is equal to:
         the Death Benefit divided by 1.00327374 less the Policy Value Account on the first day of each Policy Month, multiplied by the current monthly risk rate for the Insured's Attained Age plus
         the extra charge for any rated class
                           plus
         the monthly Service Charge
                           plus
         the cost of any riders.

If there has been an increase or decrease in Death Benefit during the policy year, the cost of insurance calculation will be adjusted accordingly to reflect the change.

RISK RATE
The maximum monthly risk rate is shown on Page 1a. The Company may charge a lower monthly risk rate. The maximum risk rates shown on Page 1a are based on the Sex-Distinct Commissioners 1980 Standard Ordinary Mortality Table, age nearest birthday.

Any change in the monthly risk rate will be made uniformly by class.

EXPENSE CHARGE
The maximum expense charge for this policy is shown on Page 1. The charge is a percentage of all Premiums paid. This charge is guaranteed and may not be increased.

The expense charge will be deducted from each Premium paid. This would include any Premium paid to reinstate the policy.

SERVICE CHARGE
The maximum service charge for this policy is shown on Page 1. This charge is deducted from the Policy Value Account on the first day of each policy month. This charge is guaranteed and may not be increased.


J355                                                                     Page 16

POLICY VALUE ACCOUNT
The Policy Value Account is equal to the Sub-Account Value plus the Loan Account Value.

Each Premium less any expense charge will be credited to the Policy Value Account on the date received at the Corporate Headquarters. On the first day of each Policy Month a deduction will be made from this account for the cost of insurance.

SUB-ACCOUNT VALUE
The Sub-Account Value is the total dollar amount of all accumulation units under each of the Owner's Sub-Accounts. Initially, the value of each Accumulation Unit was set at $10.00. Each Sub-Account's Value is equal to the sum of:
  o      the value of the Sub-Account at the last Valuation Date;
  o      any Premium,  less Expense  Charges  deducted  from  Premiums  received
         during  the  current   Valuation  Period  which  is  allocated  to  the
         Sub-Account;
  o      any loan repayment amount;
  o      all values transferred to the Sub-Account; and
  o      any net investment return allocated to the Sub-Account.

MINUS the following:
  o all values transferred to another Sub-Account and the Loan Account Value taken from the Sub-Account during the current Valuation Period;
  o all partial withdrawals from the Sub-Account during the current Valuation Period.

In addition, whenever a Valuation Period includes the monthly anniversary day, value of the Sub-Account at the end of such period is reduced by the portion of the cost of insurance charges allocated to the Sub-Account and any other investment charges specified on Page 1.

The Sub-Account  Value is expected to change from Valuation  Period to Valuation
Period,   reflecting  the  investment  experience  of  the  selected  Investment
Division(s) as well as the deductions for charges.

Premiums which the Owner allocates to an Investment Division are used to purchase accumulation units in the Investment Division(s) the Owner selects. The number of accumulation units to be credited will be determined by dividing the portion of each Premium allocated to or amount transferred to the Investment Division by the value of an Accumulation Unit determined at the end of the Valuation Period during which the Premium was received or the amount was transferred to the Investment Division. In the case of the initial Premium, accumulation units for that payment will be credited to the Sub-Account Value held in the Money Market Investment Division until the end of the Free Look Period. In the case of any subsequent Premium, accumulation units for that payment will be credited at the end of the Valuation Period during which we receive the Premium. The value of an Accumulation Unit for each Investment Division for a Valuation Period is established at the end of each Valuation Period and is calculated by multiplying the value of that unit at the end of the prior Valuation Period by the Investment Division's Net Investment Factor for the Valuation Period.


J355                                                                     Page 17

NET INVESTMENT FACTOR
The net investment factor for any Investment Division for any Valuation Period is determined by dividing (a) by (b), and subtracting (c) from the result where:

(a)   is the net result of:
      (i) the net asset value held in the Investment Division determined as of the end of the current Valuation Period; plus
      (ii) the amount of any dividend (or, if applicable, capital gain distributions) on assets held in the Investment Division if the "ex-dividend" date occurs during the current Valuation Period; minus or plus
      (iii) a charge or credit for any taxes incurred by or reserved for in the Investment Division, which is determined by the Company to have resulted from the investment operations of the Investment Division.

(b)   is the net result of:
      (i) the net asset value held in the Investment Division determined as of the end of the immediately preceding Valuation Period; minus or plus
      (ii) the charge or credit for any taxes incurred by or reserved for in the Investment Division for the immediately preceding Valuation Period.

(c) is an amount representing the Mortality and Expense risk charge deducted from each Investment Division on a daily basis, equal to an annual rate as a percentage of the daily net asset value of each Investment Division. The actual mortality and expense charge is determined by the company, but may not exceed the annual guaranteed maximum Mortality and Expense charge of .90%

The net investment factor may be greater than, less than, or equal to one. Therefore, the accumulation unit value may increase, decrease or remain unchanged.

The net asset value includes a deduction for an investment advisory fee. This fee compensates the investment adviser for services provided to the Underlying Fund. The fee may differ between Underlying Funds and may be renegotiated each year.

CONTINUATION OF INSURANCE
If Premium payments cease, coverage under this policy or any attached riders will continue until the Policy Value Account, less any outstanding loans, and less loan interest accrued is insufficient to cover the monthly deduction for the cost of insurance. When the amount is insufficient, the Grace Period Provision will go into effect.

POLICY LOAN
While this policy is in force, the Owner, by Request, may obtain a loan from the Company on the security of the policy. The minimum loan amount is $500. The total amount of loans cannot be more than the maximum described in the Loan Value Provision.


J355                                                                     Page 18

EFFECT OF A LOAN
When a policy loan is made, funds are transferred out of the Series Account and into the Loan Account. When a policy loan is repaid, the amount of repayment is added according to current allocations to the Series Account.

A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Value and on the Death Benefit, as described in this policy. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of this policy.

A policy loan will not be treated as a taxable distribution under Section 72 unless:
   o this policy is surrendered or lapsed while there is an outstanding loan; or
   o     this policy is a modified endowment contract.

If this policy is a modified endowment contract, a 10% penalty will apply to the amount of the loan included as gross income unless the loan is made after the date the Owner becomes 59[]or becomes disabled.

LOAN INTEREST
Interest credited on the Loan Account is the loan interest rate less a maximum of .90%.

A policy loan will be a first lien on the policy in favor of the Company.

The Owner must Request if any part of a Premium is to be applied to repay a policy loan. The expense charge will not apply to repayments of policy loans.

Loan amounts will be withdrawn from all the Sub-Accounts on a pro rata basis.

The Owner may designate Loan repayments will be added to all the Sub-Accounts on a pro rata basis.

LOAN VALUE
The maximum loan value is equal to:
     90% of the Policy Value Account at the time of the loan
             less
     the current monthly deductions remaining for the balance of the policy year less
     interest on the loan to the next policy anniversary date.


J355                                                                     Page 19

LOAN INTEREST RATE
The loan interest rate will be determined annually at the beginning of each policy year. It is guaranteed for that policy year and applies to all loans outstanding during that policy year. Interest is due and payable on each policy anniversary. Interest not paid when due will be added to the loan and will bear interest at the loan interest rate.

The maximum loan interest rate for policy loans is based on a Published Monthly Average. That average is:

     (a) The Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor thereto; or
     (b) In the event that the Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer published, a substantially similar average, established by regulation issued by the Commissioner.

The Company must reduce the loan interest rate if the maximum loan interest rate is lower than the loan interest rate for the previous policy year by one-half of one percent or more.

Any increase to the loan interest rate must be at least one-half of one percent. No increase may be made if the loan interest rate would exceed the maximum loan interest rate.

The Company will send to the Owner and any assignee of record with loans advance notice of any increase in the rate.

SURRENDER BENEFIT
The Owner may surrender this policy for the Surrender Benefit. The Surrender Benefit is the Policy Value Account less any outstanding policy loans and less accrued loan interest on the date of surrender.

PAID-UP LIFE INSURANCE PROVISION
If the Insured is living and the policy is in force on the policy anniversary at Attained Age 100, the entire Policy Value Account less any outstanding loans and less loan interest accrued will be applied as a single Premium to purchase paid-up insurance. This net single Premium will be based on the Sex-Distinct Commissioners 1980 Standard Ordinary Smoker or Non-Smoker Mortality Table and 4% interest.


J355                                                                     Page 20

The paid-up policy may be surrendered at any time. If it is surrendered within 30 days after a policy anniversary, the Cash Value will not be less than it would have been on that policy anniversary.

TAX CONSIDERATIONS
This policy is intended to constitute life insurance for tax purposes and is designed to meet the requirements of Internal Revenue Code (Code) Sections 101 and 7702, as they existed on the Issue Date. If, in the Company's sole discretion, the Cash Value at any time reaches an amount which could jeopardize this policy's treatment as life insurance for tax purposes, the Company reserves the right to refund the portion of the Premium or Cash Value in excess of the allowable limits.

This policy may be purchased as a modified endowment contract. Distributions from modified endowment contracts are subject to different taxation rules than distributions from a life insurance policy that is not a modified endowment contract.

If the policy is not a modified endowment contract when issued, the payment of excess Premium or a material change in the benefits or terms of the contract as provided in Code Section 7702A will cause the policy to be treated as a new contract and may cause the policy to become a modified endowment contract. It is entirely the Owner's responsibility to monitor Premium payments and material changes to ensure that the contract does not become a modified endowment contract.

Nothing in this policy is to be construed as tax advice, and the Company recommends that the Owner discuss the tax consequences under the policy with a competent tax adviser.

PARTIAL WITHDRAWAL PROVISION
The Owner may make a partial withdrawal from the Policy Value Account at any time while the policy is in force. The minimum amount per withdrawal is $500. The maximum amount that may be withdrawn is 90% of the Policy Value Account less the Loan Account Value.

There is no administrative fee charged for the first partial withdrawal in any policy year. However, a maximum administrative fee of $25 will be deducted from the Policy Value Account for each additional partial withdrawal made in the same policy year.


J355                                                                     Page 21

The partial withdrawal will be effective on the Transaction Date. The Policy Value Account will be reduced by the withdrawal amount, which will be taken from all the Sub-Accounts on a pro-rata basis.

If the policy is in force under Option 1, Level Death Benefit, or Option 3, Premium Accumulation, then the Death Benefit also will be reduced by the amount of each withdrawal.

Withdrawals may not be repaid directly into the Policy Value Account. Any payments received will be subject to the Additional Premium Payments Provision.

POSTPONEMENT
In accordance with state law, if the Company receives a Request for surrender, partial withdrawal, or a loan, the Company may postpone any payment for up to 7 days. For Investment Divisions which are not valued on each business day, the Company may defer until the next Valuation Date:
   o determination and payment of any surrenders, partial withdrawals or loans;
   o determination and payment of any death proceeds in excess of the face amount; and
reallocation of the Sub-Account value.

During the postponement period, the Sub-Account Value will continue to be subject to the investment experience (gains or losses) of the Underlying Fund(s) and all applicable charges.

EMERGENCY PROCEDURE
If the Company cannot value the Investment Divisions due to a national stock exchange closure, with the exception of weekends or holidays, or if trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission (SEC), or as otherwise ordered by the SEC, the Company may postpone all procedures which require valuation of the Investment Divisions until valuation is possible.

HOW VALUES ARE COMPUTED
All guaranteed calculations are based on the Sex-Distinct Commissioners 1980 Standard Ordinary Mortality Table, age nearest birthday, at an interest rate of 4% per year. These computations assume that Death Benefits are to be paid at the end of the policy year in which death occurs. Any net single Premium will be computed on the basis of the Insured's Attained Age and Premium class.

A detailed statement of the method of computing the values of this policy has been filed with the Insurance Department of the state in which this policy is delivered. All policy values equal or exceed those required by the law of that state or jurisdiction.


J355                                                                     Page 22

Transfer Provisions

TRANSFERS
The Owner may make Transfers by Request.  The following provisions apply:

o While this policy is in force, the Owner, by request may Transfer all or a portion of the Sub-Account Value among the Investment Divisions currently offered by the Company.

o    A Transfer will be effective upon the Transaction Date.

o There is no administrative charge for the first twelve Transfers made in a calendar year. There is a maximum $10 administrative fee for each subsequent Transfer. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the twelve free Transfers; however, if a one time rebalancing Transfer also occurs on the Transaction Date, it will be counted as a separate and additional Transfer.

DOLLAR COST AVERAGING
By Request, the Owner may elect Dollar Cost Averaging in order to purchase units of the Variable Sub-Accounts over a period of time.

The Owner may Request to automatically Transfer a predetermined dollar amount, subject to the Company's minimum, at regular intervals from any one or more designated Variable Sub-Accounts to one or more of the remaining, then available, Variable Sub-Accounts. The unit value will be determined on the dates of the Transfers. The Owner must specify the percentage to be Transferred into each designated Variable Sub-Account. Transfers may be set up on any one of the following frequency periods: monthly, quarterly, semiannually, or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. The Company will provide a list of Variable Sub-Accounts eligible for Dollar Cost Averaging which may be modified from time to time. Amounts Transferred through Dollar Cost Averaging are not counted against the twelve free Transfers allowed in a calendar year.

The Owner may terminate Dollar Cost Averaging at any time by Request. Dollar Cost Averaging will terminate automatically upon the annuity commencement date.


J355                                                                     Page 23

Participation in Dollar Cost Averaging and the Rebalancer Option at the same time is not allowed. Participation in Dollar Cost Averaging does not assure a greater profit, or any profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate Dollar Cost Averaging at any time.

THE REBALANCER OPTION
By Request, the Owner may elect the Rebalancer Option in order to automatically Transfer among the Variable Sub-Accounts on a periodic basis. This type of automatic Transfer program automatically reallocates the Variable Account Value to maintain a particular percentage allocation among Variable Sub-Accounts selected by the Owner. The amount allocated to each Variable Sub-Account will grow or decline at different rates depending on the investment experience of the Variable Sub-Account.

The Owner may Request that rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request. This Transfer will count as one Transfer towards the twelve free Transfers allowed in a calendar year.

Rebalancing may also be set up on a quarterly, semiannual, or annual basis, in which case the first Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. On the Transaction Date for the specified Request, assets will be automatically reallocated to the selected funds. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Variable Account Value must be included. Transfers set up with these frequencies will not count against the twelve free Transfers allowed in a calendar year.

The Owner must specify the percentage of Variable Account Value to be allocated to each Variable Sub-Account and the frequency of rebalancing. The Owner may terminate the Rebalancer Option at any time by Request. The Rebalancer Option will terminate automatically upon the annuity commencement date.

Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.


J355                                                                     Page 24

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to policy provisions. See Death Benefit Provisions. Flexible Premiums payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be too low, this coverage may cease prior to age
100. ALL PAYMENTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. Non-Participating.




























J355                                                                     Page 25